Exhibit 23.5

October 9, 2024

Board of Directors

Peak Bio, Inc.

4900 Hopyard Rd Ste 100

Pleasanton, CA 94588

Re:	Amendment No. 2 to Registration Statement on Form S-4 of Akari Therapeutics, Plc filed October 9, 2024, SEC Registration No. 333-282127 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 3, 2024 (“Opinion Letter”), with respect to the fairness from a financial point of view to Peak Bio, Inc. (the “Company”) of the consideration to be issued to the stockholders of the Company pursuant to that certain Agreement and Plan of Merger, dated as of March 4, 2024, by and among the Company, Akari Therapeutics, Plc (“Akari”) and Pegasus Merger Sub, Inc.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Peak Bio’s Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — Peak Bio’s Reasons for the Merger; Recommendation of the Peak Bio Board” and “The Merger — Opinion of Peak Bio’s Financial Advisor”, and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ River Corporate Advisors

RIVER CORPORATE ADVISORS